Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Monday, April 14, 2008

FOR IMMEDIATE RELEASE

Washington Federal Announces a 5.9% Increase

in 2nd Quarter Earnings

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal Savings, today announced earnings of $35,452,000 or $.40 per diluted share for the quarter ended March 31, 2008, compared to $33,483,000 or $.38 per diluted share for the quarter ended March 31, 2007, a 5.9% increase in earnings. For the six months ended March 31, 2008 earnings were $68,500,000 or $.78 per diluted share, compared to $66,867,000 or $.76 per diluted share for the six months ended March 31, 2007, a 2.4% increase in earnings.

The second fiscal quarter produced a return on assets of 1.27%, while return on equity amounted to 10.45% for the quarter. Nonperforming assets totaled $68 million or 0.58% of assets as of March 31, 2008. The Company’s average non-performing assets ratio is 0.33% and 0.47%, for 10 and 20 years, respectively. In response to declining asset quality caused by the current housing cycle, the Company recorded a provision for loan losses of $9,500,000 for the quarter. Net charge offs amounted to $3,046,000 for the second quarter. During the quarter the Company sold real estate for a gain of $8,700,000.

During the quarter, the Company completed its acquisition of First Mutual Bank. This acquisition added $945,351,000 in loans, $744,182,000 in customer accounts, 169 employees and 12 offices primarily located on the rapidly growing eastside of Seattle. Total consideration amounted to $188,702,000, which the Company elected to pay in cash, and resulted in $117,093,000 of intangible assets, primarily goodwill.

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Washington Federal’s Quarterly Earnings - Page Two

Chief Executive Officer Roy M. Whitehead commented, “In the midst of the most severe financial crisis in at least a generation, we are very pleased to deliver increased earnings. The quarter benefited from a significant improvement in net interest spread and nearly two months of earnings from the recently acquired First Mutual Bank. We also took advantage of a strong commercial real estate market to harvest a gain from a non-core real estate investment that enabled the Company to fund expected higher credit losses and strengthen the loan loss reserve.

We believe that non-performing assets will continue to increase before peaking at some point in the future and that loan losses will also be higher than normal. Nonetheless, with improving net interest spread and a strong capital position, the Company seems well positioned to handle the financial stress of current market challenges”.

On April 18, 2008, Washington Federal will pay a cash dividend of $.21 per share to common stockholders of record on April 4, 2008. This will be the Company’s 101st consecutive quarterly cash dividend.

Washington Federal Savings, with headquarters in Seattle, Washington, has 146 offices in eight western states.

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WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	March 31, 2008	September 30, 2007
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$65,396	$61,378
Available-for-sale securities, including mortgage-backed securities of $1,488,966	1,638,392	1,515,688
Held-to-maturity securities, including mortgage-backed securities of $123,469	131,270	138,373
Loans receivable, net	9,324,717	8,188,278
Interest receivable	53,852	49,611
Premises and equipment, net	116,382	74,807
Real estate held for sale	12,033	4,873
FHLB stock	145,237	132,397
Intangible assets, net	223,331	107,245
Other assets	28,639	12,767

	$11,739,249	$10,285,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$7,072,345	$5,979,049
Repurchase agreements with customers	14,449	17,736

	7,086,794	5,996,785
FHLB advances	2,203,049	1,760,979
Other borrowings	920,600	1,075,000
Advance payments by borrowers for taxes and insurance	27,988	31,824
Federal and state income taxes	46,945	38,032
Accrued expenses and other liabilities	77,809	64,670

	10,363,185	8,967,290
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 105,029,042 and 104,921,450 shares issued; 87,800,628 and 87,441,750 shares outstanding	105,029	104,921
Paid-in capital	1,258,281	1,254,490
Accumulated other comprehensive income (loss), net of taxes	6,273	(13,033)
Treasury stock, at cost; 17,228,414 and 17,479,700 shares	(210,881)	(213,934)
Retained earnings	217,362	185,683

	1,376,064	1,318,127

	$11,739,249	$10,285,417

CONSOLIDATED FINANCIAL HIGHLIGHTS
Stockholders’ equity per share	$15.67	$15.07
Stockholders’ equity to total assets	11.72%	12.82%
Tangible stockholders’ equity to tangible assets	10.01	11.90
Weighted average rates at period end
Loans and mortgage-backed securities	6.41%	6.57%
Investment securities*	4.28	4.61
Combined loans, mortgage-backed securities and investment securities	6.35	6.50
Customer accounts	3.91	4.36
Borrowings	4.37	4.64
Combined cost of customer accounts and borrowings	4.05	4.45
Interest rate spread	2.30	2.05

*	Includes municipal bonds at tax equivalent yields and cash equivalents

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WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
	(In thousands, except per share data)
INTEREST INCOME
Loans	$151,190	$129,297	$291,694	$252,472
Mortgage-backed securities	21,818	18,464	43,780	37,539
Investment securities and cash equivalents	3,844	4,241	7,970	7,467

	176,852	152,002	343,444	297,478
INTEREST EXPENSE
Customer accounts	68,076	59,037	134,045	114,986
FHLB advances and other borrowings	35,203	27,772	70,532	54,910

	103,279	86,809	204,577	169,896

Net interest income	73,573	65,193	138,867	127,582
Provision for loan losses	9,500	150	10,500	200

Net interest income after provision for loan losses	64,073	65,043	128,367	127,382
OTHER INCOME
Gain on sale of loans	401	—	401	—
Gain on sale of real estate	8,712	—	8,712	—
Other	3,827	3,291	8,214	6,425

	12,940	3,291	17,327	6,425
OTHER EXPENSE
Compensation and fringe benefits	13,007	10,879	24,125	20,414
Occupancy	2,837	2,194	5,076	4,153
Other	6,004	2,984	9,869	5,441

	21,848	16,057	39,070	30,008
Gain (loss) on real estate acquired through foreclosure, net	(230)	(79)	(253)	157

Income before income taxes	54,935	52,198	106,371	103,956
Income taxes	19,483	18,715	37,871	37,089

NET INCOME	$35,452	$33,483	$68,500	$66,867

PER SHARE DATA
Basic earnings	$.40	$.38	$.78	$.77
Diluted earnings	.40	.38	.78	.76
Cash dividends	.210	.205	.420	.410
Weighted average number of shares outstanding, including dilutive stock options	87,661,907	87,571,131	87,680,352	87,608,059
PERFORMANCE RATIOS
Return on average assets	1.27%	1.41%	1.26%	1.43%
Return on average stockholders’ equity	10.45%	10.40%	10.20%	10.45%
Net interest margin	2.71%	2.81%	2.64%	2.81%

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